INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Harvest States Cooperatives on Form S-8 relating to the Key Employee Share Option Plan of our reports on the consolidated financial statements of Harvest States Cooperatives, the Oilseed Processing and Refining Defined Business Unit (a defined business unit of Harvest States Cooperatives), and the Wheat Milling Defined Business Unit (a defined business unit of Harvest States Cooperatives), each dated August 15, 1997, respectively, appearing in the Annual Report on Form 10-K of Harvest States Cooperatives for the year ended May 31, 1997.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
December 11, 1997